EXHIBIT 10.37


                            N O W T H E R E F O R E,
                            - - - - - - - - - - - -

In consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. The Company shall pay Kuslima Shogen an amount equal to 15% of any gross royalties which may be paid to the Company from any license(s) with respect to the Company's principal product, ONCONASE(TM), or any other products derived from amphibian source extract, produced either as a natural, synthesized, and/or genetically engineered drug for which the Company owns or is a co-owner of the Patent, or acquires such right in the future, for a period not to exceed the life of the Patents. In the event the Company manufactures and markets the drugs by itself, then the Company will pay Kuslima Shogen an amount equal to five percent (5%) of gross sales from any products sold during the life of the Patents.

2. This agreement does not amend the Employment Agreement between Kuslima Shogen and the Company dated September 1, 1987, but rather is a separate supplemental agreement between the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


ATTEST:                                   ALFACELL CORPORATION
/s/ Linda McCarthy                        By:  /s/ Alan W. Bell


WITNESS:
/s/ Ina Siegel                            /s/ Kuslima Shogen

NOW THEREFORE on this date April 16, 2001

In consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the attached agreement dated July 24, 1991 between Alfacell Corporation and Kuslima Shogen.

The Board of Directors and Kuslima Shogen have on several occasions discussed amending and updating Alfacell and Shogen's royalty agreement dated July 24, 1991 to encompass the changing global healthcare market and to clarify the original agreement for proper interpretation.

The spirit of the amended agreement is for Shogen to receive 15% of royalties Alfacell is paid from any license(s) with respect to Alfacell's principal product Onconase(R), or any other products derived from amphibian source extract, produced either as a natural, synthesized, and/or genetically engineered drug for which the company owns or is co-owner of the patent, for a period not to exceed the life of the patents.

No royalties would be paid if Alfacell does not own or co-own patent rights. Any product rights obtained by Alfacell that does not fit the above definition would be royalty free with no payments to Shogen.

In the event Alfacell manufactures and markets the drugs by itself, then the company will pay Kuslima Shogen an amount equal to five percent (5%) of the net sales from any products sold during the life of the patents.

The spirit of the agreement also provides that there would be no "double-dipping". That is Shogen would receive payment from license(s) or from product sales but not both, unless Alfacell and a Licensee(s) both market the licensed product.

Alfacell and Shogen agree to binding arbitration should a dispute arise. All disputes arising under this Agreement will be resolved by arbitration conducted in accordance with the International Commercial Arbitration Rules of the American Arbitration Association. The place of arbitration will be New York,
N.Y. The arbitration panel will consist of three arbitrators, one arbitrator appointed by the Board of Directors of Alfacell, one appointed by Shogen, and the third arbitrator be appointed by the two arbitrators so appointed by the Parties.

Clarification of Terms:

"Net Sales" means the amount of the gross invoiced sales of any product (only in finished product form) charged by Alfacell Company, its affiliates and sub-licensees, at arm's length to independent third parties, less deductions of returns (including allowances actually given for spoiled damaged, out-dated, rejected, returned product sold, withdrawals and recalls, rebates (price reductions, rebates to social and welfare systems, chargebacks, government mandated rebates and similar types of rebates e.g. P.P.R.S.,

Medicaid), volume (quantity) discounts, outward freights, postage charges, transportation insurance, packaging materials for dispatch of goods, custom duties, bad debts, discounts granted later than at the time of invoicing, cash discounts, taxes (value added or sales taxes, government mandated exceptional taxes and other taxes directly linked to the gross sales amount), as computed on a product by product bases in Alfacell Company's sales statistics for the countries concerned, using the internal foreign currency translation the Alfacell's then current standard practices actually used on a consistent basis preparing its audited financial statements.

"Royalties" are defined as payments received from independent parties for licensed product sales falling under the definition of covered product sales in this agreement.

In Witness Whereof, the parties hereto have executed this Agreement the day and year first above written.

Attest:                                   Alfacell Corporation

/s/  Stanislaw Mikulski                   By:  /s/  Donald R. Conklin
-----------------------                        ----------------------


                                          /s/  Kuslima Shogen
                                          -------------------